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EXHIBIT 10.1

                              LETTER OF ENGAGEMENT
                             MIV THERAPEUTICS, INC.
                               NOVEMBER 18, 2004

The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. ("Trilogy") by MIV Therapeutics, Inc. ("MIVT" or the "COMPANY"):

TERM Twelve months, commencing as of the date set forth above (the "Initial Term"), and terminable thereafter by either party upon 30 days' prior written notice.

OBJECTIVE         The development and implementation of a proactive marketing program to increase the awareness of MIVT generate a significant increase in liquidity and market capitalization.
                  In addition, upon request, Trilogy will advise MIVT in business development and strategic advisory services.

THE PROGRAM       Trilogy will structure and implement a marketing program
                  designed to create extensive financial market and investor awareness for MIVT to drive long-term shareholder support. The core drivers of the program will be to create institutional and retail buying in the Company's stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging
                  MIVT's image to attract additional long term investors and to create additional opportunities in M&A and Business
                  Development. As share price is affected by various factors, Trilogy can give no assurance that the marketing program will result in an increase in MIVT's stock price.

                  Trilogy understands that during any period in which the Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the




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                  Company's investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and Trilogy will follow the direction of the Company and its securities counsel.

RESPONSIBILITIES  In addition to marketing and financial public relations,
                  Trilogy will assume the responsibilities of an in-house Investor Relations Officer for MIVT on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. Trilogy will work in conjunction with the Company's management, securities counsel, investment bankers and auditors and under supervision of management. The content is as follows:

                      o Campaign Development and Execution
                      o Press Announcements: drafting, approval and distribution
                      o Database Development and Management
                      o Image Analysis: recommendations and implementation
                      o Messaging: institutional and retail
                      o Online presentations, drafting and production
                        responsibilities
                      o Website Overhaul - installation and maintenance of auto
                        IR program
                      o Email messaging: targets: Retail and Institutional/Other databases
                      o Media including interactives and PowerPoints
                      o Direct Mail: shareholder, media, MIVT relationship
                        universe
                      o Public Relations
                      o Capital Conferences

FEES $10,000 per month, with first payment due on execution. Wiring information is set forth below.

EQUITY            MIVT will issue to Trilogy an aggregate of 2,720,000 Warrants.
COMPENSATION      The Warrants will have a term of three (3) years with an
                  exercise price of $0.26 per share and having piggyback and demand rights to the next Registration Statement filed by the Company.

                  It is expressly understood that the Company has agreed to file a Registration Statement with the Securities and Exchange

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                  Commission registering the underlying shares to the Warrant which is anticipated to be filed no later than 30 days from the date of this Letter of Engagement.

MARKETING         To support the financial marketing program, MIVT acknowledges
BUDGET            that it will incur certain third party marketing costs. Prior to the execution of this agreement, Trilogy will prepare a detailed three month budget setting forth the approximate costs associated with the campaign. Trilogy will not incur these costs without the approval of the Company. At Trilogy's request, the Company will pay these costs directly to the third party.

INDEMNIFICATION   The Company agrees to provide the indemnification set forth in
                  "Exhibit A" attached hereto.

CORPORATE         The obligations of Trilogy are solely corporate obligations,
OBLIGATIONS       and no officer, director, employee, agent, shareholder or
                  controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

ADDITIONAL        If Trilogy is called upon to render services directly or
SERVICES          indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy's counsel.

SURVIVAL OF       The Sections entitled "Indemnification" (including
CERTAIN           "Exhibit A"), "Corporate Obligations" and "Additional
PROVISIONS        Services" shall survive any termination of this Agreement and
                  Trilogy's engagement pursuant to this Agreement. In addition, such termination shall not terminate Trilogy's right to compensation accrued through the date of termination and for reimbursement of expenses. Any purported termination of this Agreement by the Company prior to the end of the

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                  Initial Term, or any termination by Trilogy as a result of non-payment or other material breach by the Company, shall not terminate Trilogy's right to the monthly fee through the entire Initial Term (as Trilogy's time and commitment are expected to be greater in the first part of its engagement).

SERVICES/COSTS    The compensation paid to Trilogy under this Agreement will cover all costs for Trilogy personnel. Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne by the Company.
                  Trilogy will provide reasonable documentation to support reimbursement claims. Trilogy will not incur any particular reimbursable cost of $500 or more without the written approval from the Company.

ATTORNEYS' FEES   If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court.

GOVERNING LAW     California, without giving effect to the principles of
                  conflicts of law thereof.

              _____________________________________________________

Agreed and Accepted:

MIV THERAPEUTICS, INC.                       TRILOGY CAPITAL PARTNERS, INC.

By /S/ ALAN P. LINDSAY                       By /S/ A.J. CERVANTES
   ---------------------------------            -------------------------------
   Alan P. Lindsay, President and               A.J. Cervantes, President
   Chief Executive Officer

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                                   EXHIBIT A

                           INDEMNIFICATION PROVISIONS

MIV Therapeutics, Inc. (the "COMPANY"), unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Trilogy Capital Partners, Inc. ("TRILOGY") and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the "INDEMNIFIED PERSONs") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("INDEMNIFIED CLAIM"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage which is finally determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person.

If any proceeding shall be brought or asserted under these provisions against an Indemnified Person in respect of which indemnity may be sought under these provisions from the Company, the Indemnified Person shall give prompt written notice of such proceeding to the Company who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person (or if more than one, Trilogy), and the payment of all reasonable expenses; provided that any delay or failure to notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Company's obligations and liability under and pursuant to the indemnifications set forth in these provisions. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless; (i) the Company has agreed to pay such fees and expenses; or (ii) the indemnified Person shall in good faith determine that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate and the Company refuses to provide separate counsel. In the event that the Company, within five days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Persona shall have the right to undertake the defense, compromise or settlement of such proceeding,

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for the account of the Company, subject to the right of the Company to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof by reimbursing the Indemnified Person for all fees and costs incurred to date. Anything in these provisions to the contrary notwithstanding, the Company shall not, without the prior written consent of Trilogy (if Trilogy is an Indemnified Person) or the Indemnified Person if Trilogy is not an Indemnified Person, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, without the Indemnified Person's prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnified Person and that includes as an unconditional term thereof, the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding.

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